UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2013

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on September 26, 2013, the Motors Liquidation Company GUC Trust (the “GUC Trust”) entered into a Settlement Agreement (the “Settlement Agreement”) relating to the settlement of certain claims filed by or on behalf of holders of notes issued in 2003 by General Motors Nova Scotia Finance Company. Pursuant to the terms of the Settlement Agreement, the “Effective Date” thereunder is conditioned upon, among other things, the receipt of final, non-appealable orders of both the Bankruptcy Court for the Southern District of New York (the “U.S. Court”) and the Supreme Court of Nova Scotia (the “Canadian Court”) approving the terms of the Settlement Agreement.

On October 21, 2013, the U.S. Court entered an order approving the terms of the Settlement Agreement, thus commencing a 14-day appeals period in the U.S. which, absent any appeals, will expire on November 4, 2013. With respect to the Canadian Court approval, the GUC Trust understands that the trustee in bankruptcy for General Motors Nova Scotia Finance Company has recently sought a hearing date with the Canadian Court, for the consideration of such matters, of November 12, 2013, which date may be revised without further notice to the GUC Trust. The GUC Trust also understands that, following the entry by the Canadian Court of any order approving the terms of the Settlement Agreement, a 10-day appeals period would commence in Canada, upon the expiration of which, absent any appeals, any such approval order would become final and non-appealable.

As a result of and assuming the foregoing, absent any appeals within the applicable appeals periods, the “Effective Date” under the Settlement Agreement is likely to be no earlier than Monday, November 25, 2013. Section 12 of the Settlement Agreement requires a special, excess distribution in respect of the units of beneficial interest in the GUC Trust to be made within 30 days of such Effective Date. A copy of the Settlement Agreement has previously been filed as Exhibit 10.1 to the Form 8-K filed September 27, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2013

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust Company